Exhibit 99.2
Pre-Recorded IR Call Script -
Bob Atkinson
Hello, and welcome to our call today, which will discuss both our sales results for the five- and forty-eight week periods ended January 3, 2009 but also today’s management transition announcement. This message was recorded on January 8, 2009 and is not updated after it is recorded. This information will remain available for approximately four weeks.
At the end of this message, we will be making an important forward-looking Safe Harbor statement that is incorporated into this message at this point. As usual on calls like this, I suggest you fully understand this disclaimer.
With me on the call today are Ross Roeder, Chico’s new non-executive Chairman of the Board and David Dyer, the company’s new President and Chief Executive Officer. And now, I’d like to turn the call over to Ross for a few comments.
Ross Roeder
Good morning.
Before we comment on our December results for the five-week period ended January 3, 2009, I would like to discuss an important management change that the Board made yesterday evening, which is disclosed in the announcement we distributed early this morning.
After 15 years with the Company, Scott Edmonds, who had been our Chairman, President and CEO, has decided to retire and has submitted his resignation as an officer and director of the Company.
With his departure, the Board has appointed current Board member David Dyer as Chico’s President and CEO, and I have assumed the position of non-executive Chairman.
Although many of you probably know Dave already, in terms of background, he brings an intimate understanding of the industry, deep executive experience at leading companies like Tommy Hilfiger and Lands’ End, expertise in marketing and merchandising, and a reputation as an exceptional strategist and tactician. He has also served on the Chico’s Board for the past year and a half. All of these experiences make him ideal to lead us through the challenges of the current environment to a bright and successful future.
As Chico’s continues to adapt to meet the challenges facing the retail industry, the Board is unanimous in its conviction that Dave is the right leader to build on the exceptional strengths of this great company and take the steps necessary to lead us forward. With that said, Dave would like to share a few remarks before we turn to our December sales figures. Dave?
David Dyer
Thank you, Ross. I am honored to be here, and I appreciate the confidence that Ross and the rest of the Board have placed in me. Having served as a Director for the past year and a half, I have a great respect for Chico’s market position and leadership.
I have been familiar with Chico’s for quite some time, having watched the Company grow from its Periwinkle roots to a national brand. As both a merchant and customer, I was in awe of both the personal service experience in the stores and the Company’s meteoric growth.
As a member of Chico’s Board for the last year and a half, I have been able to observe the greatness of this Company first hand. We have a wonderful group of associates dedicated to providing outstanding customer service, we have great merchandising and operating teams, we have three great brands, and we have a strong balance sheet with no debt and significant cash resources. While the challenge of the economy may seem overwhelming to some, I am confident that Chico’s will emerge a winner... with strong brands that can grow and prosper in the future.
I do not mean to minimize the task ahead of us. We know that the headwinds the economy is facing will most likely last through 2009. And so, we will be tightening our belts working hard to be more efficient and deliberate in everything we do, from expense control to inventory control, to store productivity to capital expenditures. As part of my top-to-bottom review of all of the Company’s operations, we will also look at our merchandising and marketing initiatives. While we need to look at every expense, we recognize that we have what most companies covet...a passionate customer base that is pulling for our success. It is up to us to give these customers fashion that excites them and to provide the outstanding customer service that brings them back to us time after time... all while delivering a superior return to our shareholders. And, we will make sure that we maintain our culture of customer service and entrepreneurship.
We have grown up as an entrepreneurial company. We have built strong business processes over the years that serve our company well, but at the same time, one of our goals will be to restore our heritage of creativity and calculated risk taking. Our strong processes will actually give us the ability to think outside of the box and to break from the norm when a business idea deserves immediate traction. Rather than only doing things incrementally better, we need to do better things as well.
If, for example, our current marketing campaigns are not producing the expected results, we will test new ideas. Even if we need to cut back inventory to be more in line with current business trends, we’ll still decide to take a shot on a key item, or a fashion trend, or an emerging category. If we decide to slow store growth due to economic factors, we will still work hard to find new construction and investment models that will allow us to take advantage of the great real estate opportunities that will be available to us in the future. Even while conserving cash, we still intend to invest to grow and improve our e-commerce abilities.
I believe we face the future from a position of strength. Our balance sheet, financial position, and loyal customer base give us the opportunity to increase market share and emerge as one of retailing’s great success stories when the economy once again turns favorable.
Now back to Ross for discussion on our December sales figures.
Ross Roeder
This morning, we reported that the Company’s net sales for the five-week period ended January 3, 2009, decreased 10.0% to $163.4 million from $181.6 million reported for the five-week period ended January 5, 2008. Comparable store sales decreased 12.4% for the five-week period ended January 3, 2009 compared to the same five-week period last year ended January 5, 2008.
For the forty-eight weeks ended January 3, 2009, total net sales decreased 8.0% to $1.491 billion from $1.620 billion reported for the forty-eight week period ended January 5, 2008. Comparable store sales decreased 15.3% for the forty-eight week period ended January 3, 2009 compared to the forty-eight week period last year ended January 5, 2008.
As we said in our press release, our expected decrease in comparable store sales for December, combined with our efforts to be promotionally competitive and our intent to end the quarter with lowered targeted store inventory levels, is expected to result in lower gross margins than originally anticipated for the fourth quarter. I would like to note, however, that despite the sales and margins, we continued to focus on our financial underpinnings, and with a strong balance sheet and excellent liquidity, we are well-positioned to focus on our business over the long term.
And now, I’ll turn the call back to Bob.
Bob Atkinson
Thank you. By brand, Chico’s stores comparable sales for December were down approximately 15.5%, while White House | Black Market comp store sales decreased by approximately 6%. Soma Intimates had a comp sales decrease in the low teens. You can always check our next sales or earnings release dates on our website at www.ChicosFas.com.
You may obtain a copy of today’s release or any other recent press release by printing a copy from the Internet using the Chico’s website. You may obtain a copy of our most recent annual report, 10-K or 10-Q off the Internet at our website as well.

Now for the Safe Harbor statement. Certain statements in this message, including those addressing the company’s beliefs, plans, objectives, estimates or expectations or possible future results or events are forward-looking statements. They are based on the assumptions, beliefs and expectations of our management team as of the date this call was recorded.
Forward-looking statements involve known or unknown risks including general economic and business conditions and conditions in the specialty retail industry. Forward-looking statements may also be affected if our assumptions turn out to be inaccurate.
Consequently, no forward-looking statement can be guaranteed as actual future results, performance or achievements may vary materially from those expressed or implied by such forward-looking statements.
For additional information concerning other factors that may affect the company’s current and future business results of operations and financial condition, we suggest you review the company’s latest annual report on Form 10-K and other filings with the SEC.
This is the end of the informational message. If you would like to request an investor packet, stay on the line for more instructions. Thank you and good bye.

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